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PARTNERSHIP > OF INCORPORATED PROFESSION ALS	Amisano Hanson

Chartered Accountants

Exhibit 16.1

September 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for VIASPACE Inc. (the “Company”). We have read the Company’s current report on 8-K dated September 15, 2005 and are in agreement with the first, second and third paragraphs of Item 4.01 (a). We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Amisano Hanson

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net